SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01. DEPARTURE OF DIRECTORS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

       Charter Communications, Inc. (the "Company") previously announced that it had initiated discussions with the Company's and its subsidiaries’ bondholders about financial alternatives to improve the Company's balance sheet.  In connection with the initiation of such discussions and to provide incentives to management to maximize enterprise value during this process, the Company has made certain modifications to the compensation packages of its named executive officers as described in this Form 8-K.

On January 9, 2009, the Company’s Board of Directors (the "Board") on recommendation of its Compensation and Benefits Committee (the "Committee") and the Committee’s executive compensation consultant, approved the conditional payment of plan balances under its Executive Cash Award Plan ("ECAP") to all participants, and the termination of the ECAP.  The amounts due under the ECAP were previously scheduled to vest on December 31, 2009.  The payments were discounted using a rate of 6% per annum.  Payments were made to the following named executive officers: Neil Smit, $1,196,785; Michael Lovett, $1,212,433; Grier Raclin, $473,452; and Eloise Schmitz, $386,330.  Should any participant who received this ECAP payment leave the employ of the Company voluntarily or be terminated for cause prior to December 31, 2009, the full amount of the payment (net of taxes paid) must be paid back to the Company upon termination.

The Board also approved, on recommendation of the Committee and the Committee’s executive compensation consultant, the 2009 Executive Bonus Plan (the "Plan"), including the performance metrics and target amounts, for certain employees of the Company.  The performance metrics and target amounts are generally consistent with previously disclosed awards and grants in prior years.  However, the Committee approved a change in the Plan which would allow participants in the Plan to be awarded a 10% payout of the targeted bonus beginning at 90% attainment of the performance metrics; provided that, the amount of any bonus paid under the Plan would be capped at 150% payout at 105% attainment of the performance metrics.  In addition, the Plan includes semi-annual payouts with the mid-year payout capped at the target amount and the year-end payout based on full-year actual performance attainment.

The Board also approved, on recommendation of the Committee and its consultant, a restructuring value bonus plan (the "RVP") for certain participants including the named executive officers.  The RVP is intended to provide incentive to management to maximize enterprise value during the Company’s discussions and balance sheet improvement efforts with the  bondholders of the Company and its subsidiaries.  Participants receiving awards under the RVP will not receive any awards under the Company's long-term incentive plan, any discretionary equity awards or any discretionary cash bonus awards for 2009.  The amount of the RVP bonus awards for the named executive officers will be, subject to the CEO’s discretion as to individual awards, 3 to 4 times base salary plus target bonus, to be paid one-third upon consummation of a Company restructuring, one-third six months after consummation of such restructuring and one-third twelve months after consummation of such restructuring; provided that no payment of unpaid RVP awards will be paid if a participate leaves the Company voluntarily or is terminated for cause prior to the due date for payment.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                    CHARTER COMMUNICATIONS, INC.
                    Registrant

Dated: January 13, 2009

By: /s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President, Controller and Chief Accounting Officer